Exhibit 95.1

Mine Safety Disclosure

Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Act") and Item 104 of Regulation S-K, requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the "Mine Act").

Burleson Sand LLC (“Burleson Sand”) is a wholly owned subsidiary of Brazos Valley Longhorn, L.L.C. (Successor in interest to WildHorse Resource Development Corporation) (“WRD”).  On January 4, 2018, Burleson Sand acquired surface and sand rights on approximately 727 acres in Burleson County, Texas to construct and operate an in-field sand mine to support WRD’s exploration and development operations.   Burleson Sand began operations in September 2018 and is subject to regulation by the federal Mine Safety and Health Administration (“MSHA”) under the Mine Act.  The MSHA inspects mining facilities on a regular basis and issues citations and orders when it believes a violation has occurred under the Mine Act.

The MSHA, upon determination that a violation of the Mine Act has occurred, may issue a citation or an order which generally proposes civil penalties or fines upon the mine operator.  Citations and orders may be appealed with the potential of reduced or dismissed penalties.

During the year ended December 31, 2018, Burleson Sand did not receive any of the following from MSHA: (i) a citation for a violation of a mandatory health or safety standard that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under Section 104 of the Mine Act; (ii) an order issued under Section 104(b) of the Mine Act; (iii) a citation or order for unwarrantable failure to comply with mandatory health or safety standards under Section 104(d) of the Mine Act; (iv) written notice of a flagrant violation under Section 110(b)(2) of the Mine Act; (v) an imminent danger order issued under Section 107(a) of the Mine Act; (vi) any proposed assessments under the Mine Act; (vii) written notice of a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under Section 104(e) of the Mine Act; or (viii) written notice of the potential to have such a pattern. Moreover, during the year ended December 31, 2018, Burleson Sand did not experience a mining-related fatality or have any pending legal action before the Federal Mine Safety and Health Review Commission.